Exhibit 99.1

Altria Announces Agreement to Resolve Vast Majority of JUUL-Related State and Federal Litigation

•Once final, the settlement involves at least 6,000 pending e-vapor cases related to JUUL Labs, Inc. (“JUUL”)

RICHMOND, Va. - May 10, 2023 - Altria Group, Inc. (Altria) (NYSE:MO) announces that we have reached agreement on terms to resolve at least 6,000 JUUL-related state and federal cases for $235 million.

“While we continue to believe the claims against us are meritless, we believe this settlement avoids the uncertainty and expense of a protracted legal process and is in the best interest of our shareholders,” said Murray Garnick, Altria’s Executive Vice President and General Counsel. “This settlement brings to a close the vast majority of our pending JUUL-related litigation.”

In October 2019, the U.S. Judicial Panel on Multidistrict Litigation ordered the coordination or consolidation of federal individual and class action lawsuits related to JUUL in the U.S. District Court for the Northern District of California for pretrial purposes. These cases include approximately 50 economic class actions, approximately 4,500 personal injury actions and approximately 1,500 government entity actions, including approximately 1,400 school district cases. These cases are covered by the agreement as well as cases in a related state court consolidated proceeding involving 750 cases.

This settlement does not apply to three cases brought by attorneys general, 35 cases brought by Native American tribes, 17 antitrust cases or three Canadian cases.

The settlement remains subject to the parties entering into one or more final settlement agreements (“Settlement Agreements”) approved by the relevant courts.

We expect to record a pre-tax charge of $235 million in the second quarter of 2023 and intend to treat such amount as a special item and exclude it from our adjusted diluted earnings per share.

Altria’s Profile

We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.

Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free
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portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, and Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches.

Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.

Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of our tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Forward-Looking and Cautionary Statements

This release contains certain forward-looking statements with respect to the Settlement Agreements, which are subject to various risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the finality of the Settlement Agreements. Factors that may cause actual results to differ include failure by the parties to reach agreement on the final terms of the Settlement Agreements, failure of the relevant courts to grant final approval of the Settlement Agreements and additional legal proceedings instituted against us. Other risk factors are detailed from time to time in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this release.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897
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